Exhibit 12

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                       Ford Motor Company and Subsidiaries
 CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
 ----------------------------------------------------------------------------------------
                                  (in millions)


                                                                    Nine               For the Years Ended December 31
                                                                   Months   --------------------------------------------------------
                                                                    2003      2002       2001        2000       1999       1998
                                                                 ---------  --------- ---------- ----------- ---------- ------------
Earnings
--------
  Income before income taxes and cumulative effect
    of changes in accounting principles  a/                      $ 2,478    $   953    $(7,422)     $ 8,299   $ 9,857     $24,257
  Equity in net (income)/loss of affiliates
    included in income before taxes                                 (126)       137        550           50         3          29
  Adjusted fixed charges  b/                                       6,272      9,642     11,218       11,264     9,328       9,130
                                                                 -------    -------    -------      -------   -------     -------
    Earnings                                                     $ 8,624    $10,732    $ 4,346      $19,613   $19,188     $33,416
                                                                 =======    =======    =======      =======   =======     =======

Combined Fixed Charges and Preferred Stock Dividends
----------------------------------------------------
  Interest expense  c/                                           $ 5,757    $ 8,871    $10,862      $10,892   $ 9,017     $ 8,834
  Interest portion of rental expense  d/                             288        371        322          297       251         218
  Preferred stock dividend requirements of
   majority owned subsidiaries and trusts                            190        353         55           55        55          55
                                                                 -------    -------    -------      -------   -------     -------
    Fixed charges                                                  6,235      9,595     11,239       11,244     9,323       9,107
  Ford Preferred Stock dividend requirements  e/                       -         22         22           22        22         121
                                                                 -------    -------    -------      -------   -------     -------
    Total combined fixed charges
     and preferred stock dividends                               $ 6,235    $ 9,617    $11,261      $11,266   $ 9,345     $ 9,228
                                                                 =======    =======    =======      =======   =======     =======

Ratios
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  Ratio of earnings to fixed charges                                 1.4        1.1        f/           1.7       2.1         3.7 g/

  Ratio of earnings to combined fixed
   charges and preferred stock dividends                             1.4        1.1        f/           1.7       2.1         3.6 g/

  Discontinued operations are excluded from all amounts.
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a/  Income before taxes includes equity income from unconsolidated subsidiaries.
b/ Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts and dividends from unconsolidated subsidiaries.
c/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
d/  One-third of all rental expense is deemed to be interest.
e/ Preferred stock dividend requirements of Ford Motor Company were increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
f/ Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.7 billion for ratio of earnings to fixed charges and $6.8 billion for ratio of earnings to combined fixed charges and preferred stock dividends.
g/ Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain the ratio is 1.9.